                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Corrpro Companies, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-58376) on Form S-8 of Corrpro Companies, Inc. and subsidiaries (Company) of our report dated June 20, 2003, relating to the consolidated balance sheets of Corrpro Companies, Inc. and subsidiaries as of March 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2003, which report appears in the March 31, 2003 Annual Report on Form 10-K of Corrpro Companies, Inc. and subsidiaries.

Our report dated June 20, 2003 contains an explanatory paragraph that states the Company has suffered recurring losses from operations and was not in compliance with certain financial covenants contained in its banking agreements. These matters raises substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Our report refers to changes in the methods of accounting in fiscal 2003 for goodwill and other intangible assets.


Cleveland, Ohio
June 30, 2003